EXHIBIT 99.1

Soligenix Appoints Kevin Horgan, MD,
as Chief Medical Officer

Princeton, NJ – February 1, 2011 – Soligenix, Inc. (OTC Bulletin Board: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company, announced today that it has appointed Kevin Horgan, MD, as its Senior Vice President and Chief Medical Officer. Dr. Horgan is a board-certified gastroenterologist with a research background in cellular immunology and experience in the care of patients with inflammatory bowel disease, including graft-versus-host disease (GVHD).  He has had a long and distinguished career of more than 25 years in both academia and industry, most notably with Merck, Centocor, and GE Healthcare.  Dr. Horgan will lead Soligenix’s clinical research with primary focus on the execution and completion of its confirmatory Phase 3 clinical trial of orBec® (oral beclomethasone dipropionate or BDP) in the treatment of acute gastrointestinal (GI) GVHD.

While with Merck, Dr. Horgan led the development of the first neurokinin-1 receptor antagonist, EMEND®, which was approved for the prevention of chemotherapy-induced nausea and vomiting. He subsequently joined Centocor as Vice President of Immunology in clinical research with responsibility in therapeutics for inflammatory gastrointestinal diseases.  Dr. Horgan was most recently employed with GE Healthcare as Head of Internal Medicine R&D in molecular diagnostics. Dr. Horgan has over 40 publications in peer-reviewed journals including the New England Journal of Medicine, Nature, Journal of Immunology, Journal of Clinical Oncology, and Gastroenterology.

Dr. Horgan received his medical degree from University College Cork, Ireland and completed training in internal medicine in Birmingham, UK (Queen Elizabeth Hospital) and Baltimore, MD (Johns Hopkins Hospital), followed by an immunology research fellowship with the National Cancer Institute (NCI) in Bethesda, MD. His research on human T cell differentiation, activation and migration with emphasis on integrin adhesion molecules provided a framework for subsequent validation of three therapeutic targets.  Dr. Horgan then did a fellowship in gastroenterology at University of California, Los Angeles (UCLA) and was an Assistant Professor of Medicine at UCLA, where his research focus was gastrointestinal inflammatory disorders.

“We are delighted to welcome Kevin to our team, as he will leverage his extensive drug development expertise in leading our GVHD and gastrointestinal clinical programs,” said Christopher J. Schaber, PhD, President and CEO of Soligenix. “His clinical experience with gastrointestinal inflammation and a background in cellular immunology will be instrumental to us as we advance orBec® to Phase 3 completion in acute GI GVHD and beyond.”

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally acting corticosteroid being developed for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a $1.2 million FDA Orphan Products Grant-supported confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD. Soligenix is also conducting a National Cancer Institute (NCI)-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVax™ is also the subject of a $9.4 million NIAID grant received by the Company supporting development of new heat stable vaccines.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540